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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 and related Prospectus of Seabulk International, Inc. for the registration of $150,000,000 of its 9 1/2% Senior Notes due 2013 and to the inclusion and the incorporation by reference therein of our reports (a) dated February 25, 2003 (except for the second and third paragraphs of Note 17, as to which the dates are March 7, 2003 and March 27, 2003, respectively, and for Note 19, as to which the date is August 5, 2003), with respect to the consolidated financial statements of Seabulk International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission, (b) dated February 25, 2003 (except for Note 5, as to which the date is August 5, 2003) with respect to the financial statements of Seabulk America Partnership, Ltd. and (c) dated February 25, 2003 (except for the first paragraph of Note 8, as to which the date is June 1, 2003, and for the second and third paragraphs of Note 8, as to which the date is August 5, 2003) with respect to the financial statements of Seabulk Transmarine Partnership, Ltd.

/s/ Ernst & Young LLP

Fort Lauderdale, Florida
October 30, 2003

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS